Exhibit 99.1

GulfMark Offshore Announces

Third Quarter 2012 Operating Results

HOUSTON, November 6, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of its operations for the three- and nine-month periods ended September 30, 2012. For the three months ended September 30, 2012, revenue was $101.9 million, and net income for the period was $13.0 million, or $0.49 per diluted share.

Bruce Streeter, President and CEO, commented, “Overall activity levels in the third quarter were lower than expected and our results for the quarter reflect an unusual set of circumstances that included a tougher operating environment, but also some operational changes and incremental investments that better position and outfit our fleet for the future.

“Although revenue topped the $100 million level, it was below our initial guidance of between $105 and $110 million. Despite continued strength in our term charter business in the North Sea, spot market demand in the North Sea, particularly in the Norwegian sector, was weaker than expected and we did not get the summer season benefit we anticipated. The Gulf of Mexico also experienced some softness of demand during the quarter. Although the volatility of our industry can result in rapid swings in near-term profitability, our focus remains on long-term value creation, and at times that means taking advantage of short-term weaknesses to enable even better long-term results. The third quarter was an example of such a time.

“As the quarter unfolded, it became apparent that activity levels were going to be less than we anticipated, so we took the opportunity to bring some fourth-quarter drydocks forward to the third quarter. We had anticipated approximately $5 million of drydock expense in the third quarter, and we spent $9.5 million. This was a combination of additional drydock expense for those drydocks we advanced into the quarter, some expansion in the scope of planned work, and higher than anticipated costs on the drydocks of our Brazilian-based vessels.

“All of these factors resulted in lower than anticipated profitability for the third quarter. But we expect that what we are doing this year will have a larger benefit in 2013 and beyond, and we continue to believe that revenue for 2012 will be stronger than 2011. We continue to evaluate opportunities as we have demonstrated with our current vessel construction program, and remain focused on maintaining a strong balance sheet. We are positive on the near term and we have continued high expectations for the future.”

GulfMark Offshore, Inc.

Press Release

November 6, 2012

Consolidated Third Quarter Results

Consolidated revenue for the third quarter of 2012 was $101.9 million, a decrease of 3%, or $3.0 million, from the second quarter of 2012. The sequential decrease in quarterly revenue was the result of lower than anticipated activity during the summer season in the North Sea and slightly weaker utilization in the Americas region, partially offset by an increase in revenue in Southeast Asia as a result of improving utilization. Consolidated operating income was down $7.7 million, or 30%, from the prior quarter. The sequential decrease in quarterly operating income was driven mainly by the decrease in revenue, combined with larger than forecasted drydock expense, an impairment charge of $0.9 million and $1.9 million of non-recurring charges related to recent organizational changes.

Revenue by Region for the Third Quarter & Revenue Outlook for the Remainder of the Year

In the North Sea region, revenue was $41.8 million, down $3.6 million, or 8%, from the second quarter. The decrease in revenue was driven principally by lower day rates in the spot market resulting from lower than anticipated activity levels during the summer season. Overall, average quarterly day rate in the region decreased 7% compared to the second quarter. Utilization remained flat at 93% compared to the prior quarter.

During the third quarter, revenue in the Southeast Asia region was $17.6 million, an increase of approximately $2.6 million, or 17%, over the second quarter amount. The increase in revenue was due to both improved utilization and day rates. Compared to the previous quarter, utilization for the current quarter increased 8 percentage points to 89%, its highest level since the second quarter of 2010, and the average day rate increased by 5% to $14,844.

Revenue for the Americas region was $42.5 million, a decrease of $2.0 million, or 4%, from the second quarter amount. The decrease was driven by both a decrease in utilization of 8 percentage points, to 83%, and a decrease in the average number of vessels operating in the region due to the sale of three vessels during the previous two quarters and two during the third quarter. Offsetting these factors was an increase in the average day rate for the region of 7% from the prior quarter. The average day rate for the Americas region has continued its sequential quarterly increase since the first quarter of 2011 and now stands at $17,939.

For the full year 2012, the Company currently anticipates consolidated revenue of approximately $390 to $395 million.

Consolidated Operating Expenses for the Third Quarter

Direct operating expenses for the third quarter were $48.8 million, consistent with the second quarter amount, and consistent with the Company’s revised quarterly guidance of $49 million per quarter. Drydock expense for the quarter was $9.5 million, which was higher than the Company’s guidance for the third quarter of $5 million due to a combination of additional drydocks performed in the quarter and higher than anticipated costs. The Company is revising its full year 2012 drydock expense estimate up $5 million to approximately $34 million to reflect these factors. Consequently, the Company now anticipates drydock expense for the fourth quarter to be approximately $10 million. Consolidated general and administrative expenses were $14.4 million for the third quarter,

GulfMark Offshore, Inc.

Press Release

November 6, 2012

above the Company’s anticipated average quarterly run rate for 2012 of $12.0 million per quarter due to $1.9 million of non-recurring reorganization costs. The Company anticipates general and administrative expense for the fourth quarter to be between $12 million and $13 million. Depreciation expense for the quarter was $14.7 million, consistent with the Company’s anticipated 2012 quarterly run rate of $15 million.

Liquidity and Capital Commitments

Cash flow provided by operations totaled $21.2 million in the third quarter of 2012. Cash on hand at September 30, 2012 was $149.0 million, and as of that date, total debt outstanding was $390.0 million. The Company recently renewed a revolving credit facility that will expire in the second half of 2017. The facility has a borrowing capacity of $150 million of which $50 million has been drawn against and is outstanding as of September 30, 2012. The Company is in the process of renewing a second revolving credit facility that will also expire in the second of half of 2017, and will have a borrowing capacity of approximately $100 million, for a combined capacity of approximately $250 million.

Capital expenditures during the third quarter totaled $24.6 million, which included $22.5 million of progress payments on the construction of new vessels. The Company has approximately $300 million of remaining capital commitments related to the construction of eleven vessels. Anticipated progress payments over the next three calendar years are as follows: $47 million for the remainder of 2012; $205 million in 2013; $38 million in 2014; and $10 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under its revolving credit facilities. The Company completed the sale of two vessels during the quarter for proceeds of $17.1 million and placed $52.4 million in escrow related to two vessels being constructed in the U.S. The amount in escrow will be drawn down over the next 12 months as progress payments become due on these two vessels.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. eastern time on Wednesday, November 7, 2012. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

GulfMark Offshore, Inc.

Press Release

November 6, 2012

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

November 6, 2012

Operating Data (unaudited)

	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Revenue	$101,867	$104,884	$103,778	$294,186	$281,978
Direct operating expenses	48,778	48,846	48,103	146,433	139,328
Drydock expense	9,515	7,639	5,726	23,350	15,933
General and administrative expenses	14,389	11,996	11,859	38,501	34,192
Depreciation and amortization expense	14,697	14,850	14,896	44,576	44,554
(Gain) loss on sale of assets	(3,919)	(3,676)	—	(8,744)	10
Impairment charge	859	—	—	859	—

Operating Income	17,548	25,229	23,194	49,211	47,961

Interest expense	(4,331)	(4,840)	(5,757)	(18,036)	(17,114)
Interest income	64	87	195	229	379
Loss on extinguishment of debt	(187)	(1,711)	—	(3,828)	—
Foreign currency gain (loss) and other	539	(1,551)	(2,803)	(474)	(2,786)

Income before income taxes	13,633	17,214	14,829	27,102	28,440
Income tax provision	(627)	(3,150)	(664)	(2,941)	(2,151)

Net Income	$13,006	$14,064	$14,165	$24,161	$26,289

Diluted earnings per share	$0.49	$0.53	$0.54	$0.92	$1.00
Weighted average diluted common shares	26,294	26,261	25,989	26,201	25,922

Other Data
Revenue by Region (000’s)
North Sea	$41,757	$45,376	$49,176	$124,796	$128,411
Southeast Asia	17,633	15,041	16,660	46,899	47,873
Americas	42,477	44,467	37,942	122,491	105,694

Rates Per Day Worked
North Sea	$19,821	$21,231	$21,358	$20,148	$19,796
Southeast Asia	14,844	14,110	15,063	14,448	15,177
Americas	17,939	16,761	14,766	16,782	14,401

Overall Utilization
North Sea	93.1%	93.0%	96.5%	91.3%	92.6%
Southeast Asia	88.7%	80.5%	87.9%	82.5%	84.7%
Americas	82.7%	90.2%	81.5%	82.2%	78.8%

Average Owned Vessels
North Sea	24.0	24.0	25.0	24.0	25.0
Southeast Asia	15.0	15.0	14.0	14.8	14.0
Americas	30.8	32.7	35.0	32.6	35.0

Total	69.8	71.7	74.0	71.4	74.0

Drydock Days
North Sea	27	21	32	121	149
Southeast Asia	50	—	52	96	106
Americas	150	160	29	327	178

Total	227	181	113	544	433

Drydock Expenditures (000’s)	$9,515	$7,639	$5,726	$23,350	$15,933

GulfMark Offshore, Inc.

Press Release

November 6, 2012

Summary Financial Data (unaudited)

	As of, or Three Months Ended			As of, or Nine Months Ended
(dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Balance Sheet Data
Cash and cash equivalents	$148,993	$146,463	$112,966	$148,993	$112,966
Working capital	210,825	202,747	134,498	210,825	134,498
Vessel and equipment, net	1,107,960	1,123,260	1,150,994	1,107,960	1,150,994
Construction in progress	117,693	91,772	11,111	117,693	11,111
Total assets	1,637,413	1,561,656	1,463,448	1,637,413	1,463,448
Long-term debt (1)	390,000	346,712	268,146	390,000	268,146
Stockholders’ equity	1,049,088	1,018,216	973,801	1,049,088	973,801

(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash from operating activities	$21,188	$32,556	$29,153	$65,165	$54,195
Cash used in investing activities	(59,922)	(28,139)	(10,068)	(117,316)	(15,002)
Cash provided by (used in) from financing activities	40,550	(79,091)	(18,151)	71,351	(23,568)

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	69%		89%
Southeast Asia	85%		81%
Americas	64%		63%

Total	70%		75%

Forward Contract Cover - Next Full Calendar Year
North Sea	55%		67%
Southeast Asia	27%		37%
Americas	25%		30%

Total	36%		43%

Reconciliation of Non-GAAP Measures: Nine Months Ended September 30, 2012

(in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$41.4	$(14.5)	$0.8	$(2.8)	$24.9	$0.95

Gain on Sale of Vessel	8.7		—	(3.2)	5.5	0.21
Charges Related to Debt Refinancing	—	(3.5)	(3.8)	3.0	(4.3)	(0.16)
Impairment Charge	(0.9)	—	—	—	(0.9)	(0.03)
Brazilian Foreign Currency Loss	—	—	(1.1)	0.1	(1.0)	(0.04)

U.S. GAAP	$49.2	$(18.0)	$(4.1)	$(2.9)	$24.2	$0.92

Reconciliation of Non-GAAP Measures: Nine Months Ended September 30, 2011

(in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$48.0	$(17.1)	$(2.4)	$(2.2)	$26.3	$1.00

No Special Items	—	—	—	—	—	—

U.S. GAAP	$48.0	$(17.1)	$(2.4)	$(2.2)	$26.3	$1.00

GulfMark Offshore, Inc.

Press Release

November 6, 2012

Vessel Count by Reporting Segment

	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of July 23, 2012	24	15	32	71

Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	(2)	(2)
Intercompany Relocations	0	0	0	0

Owned Vessels as of November 6, 2012	24	15	30	69
Managed Vessels	15	1	0	16

Total Fleet as of November 6, 2012	39	16	30	85